Exhibit 10.9

QUINTILES TRANSNATIONAL CORP.

4709 Creekstone Drive

Riverbirch Building, Suite 200

Durham, NC 27703

Aisling Capital II, L.P.

888 Seventh Avenue, 30th Floor

New York, NY 10106

Re:	Management Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of 1,840,000 shares of common stock (the “Shares”) of Quintiles Transnational Corp. (the “Company”), Aisling Capital II, L.P. (the “Investor”) shall be entitled to the following contractual management rights:

1. Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and upon reasonable request management will meet with Investor regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2. Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

3. Investor will be entitled to financial information in accordance with terms of the Shareholders Agreement of even date herewith by and among the Company, the Investor and other investors (the “Shareholders Agreement”).

4. For as long as the Investor holds at least fifty percent (50%) of the Shares acquired as of the date hereof, the Company shall invite a representative of the Investor to attend all meetings of its Board of Directors in a nonvoting observer capacity.

5. The Company shall concurrently with delivery to the Board of Directors, give a representative of Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the

Board with respect to Investor’s concerns regarding significant business issues facing the Company.

6. For as long as the Investor holds at least fifty percent (50%) of the Shares acquired as of the date hereof, Investor shall be entitled to nominate one member of the NovaQuest Investment Committee, and such nominee shall become a member of the NovaQuest Investment Committee.

7. The Company shall, upon request of the Investor, reimburse such Investor for reasonable out-of-pocket expenses related to the service of its representative on the NovaQuest Investment Committee.

Investor agrees that any confidential information provided to or learned by it in connection with its rights under this letter shall be subject to the confidentiality provisions set forth in that certain Shareholders Agreement.

Except as provided elsewhere herein, the rights described above shall terminate and be of no further force or effect upon (a) such time as none of the shares of the Company’s stock are held by the Investor or its affiliates; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality obligations referenced herein will survive any such termination.

Very truly yours,		Agreed and Accepted:

AISLING CAPITAL II, L.P.		QUINTILES TRANSNATIONAL CORP.

By:	/s/ Dennis J. Purcell	By:	/s/ Ron Wooten
Name:	Dennis J. Purcell	Name:	RON WOOTEN
Title:	Senior Managing Director	Title:	EVP